EXHIBIT 99.1


                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001

              Pioneer Increases North American Gas Production 39%, Provides Update on Project Timing and Second Quarter

Dallas, Texas, July 17, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced that the Company set a new record for quarterly gas production from North America with approximately 48 billion cubic feet of gas produced during the second quarter, a 39% increase over the first quarter of 2003. Production from its Canyon Express and Falcon deepwater Gulf of Mexico gas projects met expectations putting the quarter's worldwide oil and gas production at approximately 14.5 million barrels oil equivalent. Pioneer also provided an update on its three other large projects under development.

First production from Sable, an oil field development offshore South Africa, is now expected in August. The owner of the floating production facility being leased by Pioneer and partners to handle Sable field production encountered unexpected problems with the new compression equipment installed on the facility requiring extensive reconditioning. Oil sales are expected by late in the third quarter as soon as sufficient inventory has been built to offload oil for the first shuttle delivery to onshore facilities.

Development of the Harrier field, a Falcon satellite in the deepwater Gulf of Mexico, is progressing on schedule for first production in early 2004. Well completion activities are scheduled to begin in August, and Pioneer plans to drill two additional satellite prospects, Tomahawk and Raptor, under the same rig contract. The Devils Tower project, an oil and gas development also in the deepwater Gulf of Mexico, is on schedule for start-up during the first quarter of 2004. Both projects were impacted by recent severe weather and strong currents in the Gulf of Mexico without requiring meaningful schedule changes. However, future weather-related delays, if extensive, may result in unavoidable schedule changes.

As a result of this week's severe weather in the western Gulf of Mexico, Pioneer evacuated employees from several shallow-water platforms, but, with production from these fields averaging less than 1,000 barrels oil equivalent per day, the Company expects minimal impact on total production. The deepwater Falcon gas field was shut-in just before midnight on Monday and production was reestablished early this morning. The impact, while not material, will be included in third quarter production guidance expected to be issued later this month.

Second Quarter Guidance Update

Pioneer today updated its second quarter 2003 outlook based on current expectations and partial quarter actual results. The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual results to differ materially from the following statements. The last paragraph of this news release addresses certain of the risks and uncertainties to which the Company is subject.

The Company's second quarter realized price for oil, including the effects of hedges, is expected to average approximately $24.20 to $24.30 per barrel. Pioneer's second quarter realized price for natural gas liquids is expected to range from $17.85 to $17.95 per barrel. The Company's second quarter realized price for gas, including the effects of hedges, is expected to average approximately $4.05 to $4.15 per thousand cubic feet. Second quarter lease operating expenses (including production and ad valorem taxes) are expected to average approximately $4.75 to $4.85 per barrel oil equivalent (BOE). General and administrative expense is expected to be approximately $14 million. Interest expense and accretion of discount on asset retirement obligations are expected to total approximately $25 million. Tax expense for the second quarter is expected to be no more than $4 million as the Company continues to benefit from the carryforward of prior years' net operating losses in the U.S. and Canada.


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Second quarter  depreciation,  depletion and amortization  (DD&A) is expected to average approximately $6.90 to $7.00 per BOE. DD&A is higher than anticipated as a result of the reclassification of a portion of the proved reserves in the Aconcagua field from proved developed reserves to proved undeveloped reserves. While production from the Aconcagua field has met expectations and total proved reserves are unchanged, Pioneer believes that recent well pressure data indicates that a future sidetrack will likely be required to fully produce the proved gas reserves. Depletion of intangible drilling and equipment costs increased given that it is calculated on the unit of production method based on only proved developed reserves.

Second quarter exploration and abandonment expense is expected to be approximately $47 million including $18 million of seismic and other geological and geophysical costs covering prospective areas for potential future exploration activities. Exploration and abandonment expense also includes charges related to three unsuccessful wells in South Africa and two unsuccessful Gulf of Mexico shelf wells. Pioneer expects to discuss the results of other exploration drilling, including preliminary results in Tunisia, later this month.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this Document are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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